Exhibit 99.1

For Immediate Release

Eagle Pharmaceuticals, Inc. Reports Fourth Quarter and Full Year 2018 Results

— Q4 2018 net income was $0.88 per basic and $0.86 per diluted share and adjusted non-GAAP net income was $1.23 per basic and $1.20 per diluted share —

— FY 2018 net income was $2.16 per basic and $2.09 per diluted share and adjusted non-GAAP net income was $4.01 per basic and $3.87 per diluted share —

WOODCLIFF LAKE, NJ—February 28, 2019—Eagle Pharmaceuticals, Inc. (“Eagle” or the “Company”) (Nasdaq: EGRX) today announced its financial results for the three months and full year ended December 31, 2018. Highlights of, and subsequent to, the fourth quarter of 2018 include:

Business and Recent Highlights:

•                  Commenced enrollment in a study to evaluate the neuroprotective effects of RYANODEX® (dantrolene sodium) in collaboration with the United States Army Medical Research Institute of Chemical Defense (“USAMRICD”), the nation’s leading science and technology laboratory in the area of medical chemical countermeasures research and development;

•                  Announced positive results of pre-clinical study conducted to evaluate effects of RYANODEX in Acute Radiation Syndrome (“ARS”);

•                  On February 20, 2019, the FDA issued a decision in favor of Eagle regarding the scope of BENDEKA’s Orphan Drug Exclusivity (“ODE”), further protecting the longevity of the BENDEKA franchise; and

•                  Executed a $50.0 million accelerated share repurchase (“ASR”) as part of our $150.0 million share repurchase program (the “Share Repurchase Program”).

Financial Highlights:

Fourth Quarter 2018

•                  Total revenue for the fourth quarter of 2018 was $56.1 million, compared to $46.8 million in the fourth quarter of 2017;

•                  Q4 2018 bendamustine hydrochloride 500ml solution (“Big Bag” or “BELRAPZO”) product sales were $6.8 million; in February of 2019, the Company achieved peak market share of 10%, according to IQVIA Holdings Inc.;

•                  Q4 2018 RYANODEX product sales were $5.1 million, up 10% compared to Q4 2017;

•                  Q4 2018 net income was $12.6 million, or $0.88 per basic and $0.86 per diluted share, compared to net income of $9.1 million, or $0.61 per basic and $0.58 per diluted share in Q4 2017;

•                  Q4 2018 adjusted non-GAAP net income was $17.7 million, or $1.23 per basic and $1.20 per diluted share, compared to adjusted non-GAAP net income of $15.6 million, or $1.05 per basic and $1.00 per diluted share in Q4 2017; and

•                  Q4 2018, Eagle executed a $50.0 million ASR of common stock as part of the Share Repurchase Program.

Full Year 2018

•                  Total revenue for the twelve months ended December 31, 2018 was $213.3 million, compared to $236.7 million in 2017 including $37.5 million in milestone payments for BENDEKA, reflecting revenue growth of 7% when excluding milestone payments;

•                  2018 net income was $31.9 million, or $2.16 per basic and $2.09 per diluted share, compared to net income of $51.9 million, or $3.44 per basic and $3.27 per diluted share in 2017;

•                  2018 adjusted non-GAAP net income was $59.2 million, or $4.01 per basic and $3.87 per diluted share, compared to adjusted non-GAAP net income of $69.0 million, or $4.57 per basic and $4.34 per diluted share in 2017;

•                  From August 2016 through December 31, 2018, Eagle has repurchased $154.0 million of its common stock; and

•                  Cash and cash equivalents were $78.8 million, accounts receivable was $66.5 million, and debt was $45.0 million as of December 31, 2018.

“We had another outstanding quarter, nearly doubling our product sales in Q4 2018 compared to Q4 2017 and generating 20% growth in total quarterly revenue year over year. We were able to deliver substantial cash flow throughout the year, repurchase $78 million of our own shares, and maintain a very strong balance sheet with which to execute our development and commercial activities,” stated Scott Tarriff, Chief Executive Officer of Eagle Pharmaceuticals.

“There are multiple exciting opportunities we plan to advance in 2019. The study initiated with the U.S. Military to evaluate RYANODEX in the treatment of nerve agent exposure is progressing nicely. Three of the six animal cohorts have now been challenged. The results of our pre-clinical study to evaluate the effect of RYANODEX in treating ARS are encouraging, and we are continuing our dialogue with the FDA regarding a path forward for EHS. As the year unfolds, we look forward to gaining greater clarity regarding our pipeline, exploring new opportunities with existing products, and delivering a very efficient business model that provides the cash necessary to execute our development, commercial activities, and potential licensing opportunities,” concluded Tarriff.

Fourth Quarter 2018 Financial Results

Total revenue for the three months ended December 31, 2018 was $56.1 million, as compared to $46.8 million for the three months ended December 31, 2017. Royalty revenue was $35.7 million, compared to $36.4 million in the fourth quarter of 2017. BENDEKA royalties were $31.9 million, compared to $34.7 million in the fourth quarter of 2017. A summary of total revenue is outlined below:

	Three Months Ended December 31, 2018
	2018	2017
	(unaudited)	(unaudited)
Revenue (in thousands):
Product sales	$20,343	$10,432
Royalty revenue	35,711	36,353
License and other income	—	—
Total revenue	$56,054	$46,785

Gross Margin was 67% during the fourth quarter of 2018, as compared to 71% in the fourth quarter of 2017.  The year over year compression in gross margin resulted from the introduction of Big Bag revenue was partly offset by an expansion in RYANODEX gross margin.

R&D expenses were $5.9 million for the quarter, compared to $9.4 million in the prior year quarter. The fourth quarter year over year decrease reflects a substantial reduction in fulvestrant expenses, partially offset by the cost of analytical work to support our vasopressin ANDA. Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense during the fourth quarter was $4.4 million.

SG&A expenses in the fourth quarter of 2018 increased to $15.5 million in the fourth quarter of 2018 compared to $13.4 million in the fourth quarter of 2017. External legal expenses account for the year over year increase.  Excluding stock-based compensation and other non-cash and non-recurring items, fourth quarter 2018 SG&A expense was $11.3 million.

Net income for the fourth quarter of 2018 was $12.6 million, or $0.88 per basic and $0.86 per diluted share, compared to net income of $9.1 million, or $0.61 per basic and $0.58 per diluted share in the three months ended December 31, 2017, due to the factors discussed above.

Adjusted non-GAAP net income for the fourth quarter of 2018 was $17.7 million, or $1.23 per basic and $1.20 per diluted share, compared to adjusted non-GAAP net income of $15.6 million or $1.05 per basic and $1.00 per diluted share in the fourth quarter of 2017. For a full reconciliation of adjusted non-GAAP net income to the most comparable GAAP financial measures, please see the tables at the end of this press release.

Full Year 2018 Financial Results

Total revenue for the year ended December 31, 2018 was $213.3 million, as compared to $236.7 million for the year ended December 31, 2017. A summary of total revenue is outlined below:

	Twelve Months Ended December 31, 2018
	2018	2017
	(unaudited)	(unaudited)
Revenue (in thousands):
Product sales	$70,385	$45,327
Royalty revenue	142,927	153,880
License and other income	—	37,500
Total revenue	$213,312	$236,707

The increase in product sales in 2018 was driven primarily by the launch of Big Bag, as well as continued growth in RYANODEX revenue. Royalty revenue totaled $142.9 million in 2018 compared to $153.9 million in 2017. In 2018, Eagle did not earn any license and other income. In 2017, Eagle earned certain contractual milestones in connection with the Company’s BENDEKA licensing agreement with Teva, as well as an upfront payment associated with the SymBio collaboration covering Japanese rights for bendamustine hydrochloride ready-to-dilute and rapid infusion injection products.

Gross margin was 71% in 2018, as compared to 76% in 2017. The year over year compression in gross margin resulted from the introduction of Big Bag revenue was partly offset by an expansion in RYANODEX gross margin.

R&D expense increased to $44.4 million in 2018, compared to $32.6 million in 2017, reflecting the cost of the fulvestrant trial as well as the vasopressin analytical work. Excluding stock-based compensation and other non-cash and non-recurring items, R&D expense in 2018 was $37.8 million.

SG&A expenses decreased by $10.9 million to $60.5 million in 2018, compared to $71.4 million in 2017. In 2017, SG&A included increased marketing expense related to exertional heat stroke (“EHS”) and the contract sales force agreement with Spectrum. The elimination of those expenses in 2018 was partly offset by an increase in external legal expenses. Excluding stock-based compensation and other non-cash and non-recurring items, SG&A expense in 2018 was $43.1 million.

Net income for the year ended December 31, 2018 was $31.9 million or $2.16 per basic and $2.09 per diluted share as compared to net income of $51.9 million or $3.44 per basic and $3.27 per diluted share for the year ended December 31, 2017, as a result of the factors discussed above.

Adjusted non-GAAP net income for 2018 was $59.2 million, or $4.01 per basic and $3.87 per diluted share, compared to adjusted non-GAAP net income of $69.0 million, or $4.57 per basic and $4.34 per diluted share in 2017.

Liquidity

As of December 31, 2018, the Company had $78.8 million in cash and cash equivalents and $66.5 million in net accounts receivable, $41.8 million of which was due from Teva Pharmaceutical Industries Ltd. The Company had $45.0 million in outstanding debt.

In the fourth quarter of 2018, we purchased $50.0 million of Eagle’s common stock as part of our $150.0 million Share Repurchase Program. From August 2016 through December 31, 2018, we have repurchased $154.0 million of our common stock, including the $50.0 million ASR. As disclosed on October 30, 2018, the Company’s Board of Directors retired the prior share repurchase programs and approved the new $150.0 million Share Repurchase Program (which includes the ASR).

Conference Call

As previously announced, Eagle management will host its fourth quarter and full year 2018 conference call as follows:

Date	Thursday, February 28, 2019

Time	8:30 A.M. EST

Toll free (U.S.)	877-876-9177

International	785-424-1672

Webcast (live and replay)	www.eagleus.com, under the “Investor + News” section

A replay of the conference call will be available for one week after the call’s completion by dialing 800-283-4799 (US) or 402-220-0860 (International) and entering conference call ID EGRXQ418. The webcast will be archived for 30 days at the aforementioned URL.

About Eagle Pharmaceuticals, Inc.

Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s main strategy is to utilize the FDA’s 505(b)(2) regulatory pathway. Additional information is available on the Company’s website at www.eagleus.com.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words and phrases such as “anticipated,” “forward,” “will,” “would,” “may,” “remain,” “potential,” “prepare,” “expected,” “believe,” “plan,” “near future,” “belief,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the Company’s confidence in the remaining products in its pipeline; the Company’s ability to deliver value in 2019 and over the long term; the Company’s timing and ability to repurchase additional shares of the Company’s common stock, if any, under its share repurchase program; and the Company’s plans and ability to advance the products in its pipeline. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: whether the Company will incur unforeseen expenses or liabilities or other market factors; whether the FDA will ultimately approve the products in its pipeline for any indications; whether the Company can successfully market and commercialize its product candidates, including RYANODEX and BENDEKA, in the treatment of any indications; fluctuations in the trading volume and market price of shares of the Company’s common stock, general business and market conditions and management’s determination of alternative needs and uses of the Company’s cash resources, all of which may affect the Company’s long-term performance and the share repurchase program; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and its commercial partners will successfully perform their respective obligations under their respective agreements; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; the outcome of litigation involving any of our products or that may have an impact on any of our products; successful compliance with the FDA and other governmental regulations applicable to product approvals, manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights or the rights of third parties; competition from other pharmaceutical and biotechnology companies and the potential for competition from generic entrants into the market; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; that Eagle’s redirection of resources to other products in its pipeline may not be successful; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2018, to be filed with the U.S. Securities and Exchange Commission (SEC) on February 28, 2019 and its other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Non-GAAP Financial Performance Measures

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted non-GAAP net income and adjusted non-GAAP earnings per share attributable to Eagle. The Company believes these measures provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.

Adjusted non-GAAP net income excludes share-based compensation expense, depreciation, amortization of acquired intangible assets, changes in contingent purchase price, severance, non-cash interest expense, restructuring, expense of acquired in-process research and development, debt issuance costs, asset impairment charge and tax adjustments. The Company believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding projected operating performance. Non-GAAP financial measures provide the Company and its investors with an indication of the Company’s baseline performance before items that are considered by the Company not to be reflective of the Company’s ongoing results. See the attached Reconciliation of GAAP to Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Earnings per Share and Reconciliation of GAAP to Adjusted Non-GAAP EBITDA for explanations of the amounts excluded and included to arrive at adjusted non-GAAP net income, adjusted non-GAAP earnings per share amounts, and adjusted non-GAAP EBITDA amounts, respectively, for the three-month and twelve-month periods ended December 31, 2018 and 2017.

These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly-filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

Investor Relations for Eagle Pharmaceuticals, Inc.:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

— Financial tables follow —

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$78,791	$114,657
Accounts receivable, net	66,486	53,821
Inventories	8,304	5,118
Prepaid expenses and other current assets	10,263	15,101
Total current assets	163,844	188,697
Property and equipment, net	2,397	6,820
Intangible assets, net	18,103	23,322
Goodwill	39,743	39,743
Deferred tax asset, net	13,822	11,354
Other assets	694	124
Total assets	$238,603	$270,060
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,917	$11,981
Accrued expenses	23,519	15,391
Current portion of contingent consideration	—	15,055
Current portion of long-term debt	6,250	4,875
Total current liabilities	39,686	47,302
Contingent consideration, less current portion	—	709
Long-term debt, less current portion	38,155	42,905
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of December 31, 2018 and 2017	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 16,504,283 and 16,089,439 shares issued as of December 31, 2018 and 2017, respectively	17	16
Additional paid in capital	256,458	233,639
Retained earnings	58,187	26,284
Treasury stock, at cost, 2,590,258 and 1,241,695 shares as of December 31, 2018 and 2017, respectively	(153,900)	(80,795)
Total stockholders’ equity	160,762	179,144
Total liabilities and stockholders’ equity	$238,603	$270,060

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)

Revenue:
Product sales	$20,343	$10,432	$70,385	$45,327
Royalty revenue	35,711	36,353	142,927	153,880
License and other income	—	—	—	37,500
Total revenue	56,054	46,785	213,312	236,707
Operating expenses:
Cost of product sales	12,455	9,224	42,374	33,714
Cost of royalty revenue	6,102	4,483	19,542	23,472
Research and development	5,859	9,409	44,419	32,607
Selling, general and administrative	15,476	13,351	60,509	71,416
Restructuring charge	432	—	7,911	—
Asset impairment charge	—	—	2,704	7,235
Change in fair value of contingent consideration	—	(1,773)	(763)	(7,377)
Legal settlement	—	1,650	—	1,650
Total operating expenses	40,324	36,344	176,696	162,717
Income from operations	15,730	10,441	36,616	73,990
Interest income	122	39	158	91
Interest expense	(618)	(542)	(2,736)	(1,136)
Total other expense, net	(496)	(503)	(2,578)	(1,045)
Income before income tax (provision) benefit	15,234	9,938	34,038	72,945
Income tax (provision) benefit	(2,644)	(854)	(2,135)	(21,002)
Net income	$12,590	$9,084	$31,903	$51,943
Earnings per share attributable to common stockholders:
Basic	$0.88	$0.61	$2.16	$3.44
Diluted	$0.86	$0.58	$2.09	$3.27
Weighted average number of common shares outstanding:
Basic	14,367,077	14,890,615	14,768,625	15,102,890
Diluted	14,685,525	15,565,236	15,278,651	15,908,211

EAGLE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$31,903	$51,943
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(2,468)	17,289
Depreciation expense	1,155	932
Amortization expense	2,515	2,815
Stock-based compensation	19,082	15,429
Change in fair value of contingent consideration	(763)	(7,377)
Amortization of debt issuance costs	376	222
Asset impairment charge	2,704	7,235
Non-cash restructuring charge	5,769	—
Changes in operating assets and liabilities which provided (used) cash:
Accounts receivable	(12,665)	(11,627)
Inventories	(5,556)	(2,379)
Prepaid expenses and other current assets	4,838	1,993
Other assets	(570)	—
Accounts payable	(2,064)	(8,460)
Accrued expenses and other liabilities	8,128	(9,096)
Net cash provided by operating activities	52,384	58,919
Cash flows from investing activities:
Purchase of property and equipment	(133)	(4,436)
Payment for Ryanodex intangible asset	—	(750)
Net cash used in investing activities	(133)	(5,186)
Cash flows from financing activities:
Repurchases of common stock	(73,105)	(43,792)
Payment of contingent consideration	(15,000)	—
Proceeds from long-term debt	—	50,000
Payment of debt principal	(3,750)	(1,250)
Payment of debt financing costs	—	(1,192)
Payments for employee net option exercises	(4,877)	—
Proceeds from common stock option exercises	8,615	4,338
Net cash (used in) provided by financing activities	(88,117)	8,104
Net (decrease) increase in cash and cash equivalents	(35,866)	61,837
Cash and cash equivalents at beginning of period	114,657	52,820
Cash and cash equivalents at end of period	$78,791	$114,657
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Income taxes	$2,281	$10,542
Interest	2,084	651

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET INCOME AND

ADJUSTED NON-GAAP EARNINGS PER SHARE

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Net income - GAAP	$12,590	$9,084	$31,903	$51,943

Adjustments:
Cost of product revenues:
Amortization of acquired intangible assets	194	276	895	1,194
Research and development:
Share-based compensation expense	920	986	4,014	3,942
Depreciation	65	74	470	74
Expense of acquired in-process research & development	500	1,000	1,700	1,000
Severance	—	—	466	—
Selling, general and administrative:
Share-based compensation expense	3,650	2,824	15,068	11,487
Amortization of acquired intangible assets	405	405	1,620	1,620
Depreciation	172	201	685	858
Debt issuance costs	—	—	—	286
Severance	—	268	—	268
Other:
Non-cash interest expense	94	94	376	238
Change in fair value of contingent consideration	—	(1,774)	(763)	(7,378)
Asset impairment charge	—	—	2,704	7,235
Restructuring charge	431	—	7,911	—
Legal settlement	—	1,650	—	1,650
Tax effect of the non-GAAP adjustments	(1,363)	536	(7,894)	(5,368)

Adjusted non-GAAP net income	$17,658	$15,624	$59,155	$69,049

Adjusted non-GAAP earnings per share
Basic	$1.23	$1.05	$4.01	$4.57
Diluted	$1.20	$1.00	$3.87	$4.34
Weighted number of common shares outstanding:
Basic	14,367,077	14,890,615	14,768,625	15,102,890
Diluted	14,685,525	15,565,236	15,278,651	15,908,211

EAGLE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP EBITDA

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Net income - GAAP	$12,590	$9,084	$31,903	$51,943

Add back:
Interest expense (income), net	496	502	2,579	1,045
Income tax provision	2,644	854	2,135	21,002
Depreciation and amortization	836	956	3,670	3,746

Add back:
Stock-based compensation	4,570	3,811	19,082	15,429
Change in fair value of contingent consideration	—	(1,774)	(763)	(7,378)
Debt issuance costs	—	—	—	286
Asset impairment charge	—	—	2,704	7,235
Expense of acquired in-process research & development	500	1,000	1,700	1,000
Severance	—	268	466	268
Restructuring charge	431	—	7,911	—
Legal settlement	—	1,650	—	1,650
Adjusted Non-GAAP EBITDA	$22,067	$16,351	$71,387	$96,226